Exhibit 99.1

Juniata Valley Financial Corp. Announces Second Quarter 2020 Results

Mifflintown, PA, July 23, 2020 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the quarter ended June 30, 2020 of $1.6 million, compared to net income of $1.8 million for the quarter ended June 30, 2019. Earnings per share, basic and diluted, was $0.31 during the three months ended June 30, 2020 compared to $0.36 during the three months ended June 30, 2019. For the six months ended June 30, 2020, net income was $2.6 million compared to net income of $3.3 million for the six months ended June 30, 2019. Earnings per share, basic and diluted, during the six months ended June 30, 2020 was $0.52 compared to basic and diluted earnings per share of $0.64 during the corresponding 2019 period. The decline in earnings in the 2020 periods was primarily due to a higher provision for loan losses and net interest margin compression, resulting in part from the economic impact of the COVID-19 pandemic.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “Despite the disruption of commerce resulting from pandemic management measures, we were able to effectively serve our customers and meet their financial needs. Loan production was strong as borrowers embraced interest rate reductions. We look forward to the challenges and opportunities ahead.”

Juniata’s COVID-19 Response

Juniata continues its proactive outreach and responsiveness to the needs of customers for short-term payment relief. As of June 30, 2020, Juniata approved interest and/or principal payment deferrals on 242 loans totaling $90.2 million for individuals and businesses affected by the economic impacts of COVID-19. Because none of the borrowers approved for these deferrals were delinquent as of June 30, 2020 and the modification terms are short-term, the loan modifications are not considered to be troubled-debt restructurings.

Additionally, Juniata continues to participate in the federal Paycheck Protection Program (“PPP”) as established under the CARES Act in April 2020. As of June 30, 2020, Juniata has approved 462 PPP loans through the Small Business Administration (“SBA”), for a total of $30.8 million.

Year-to-Date Financial Results

Annualized return on average assets and annualized return on average equity for the six months ended June 30, 2020 were 0.76% and 6.98%, respectively.  Annualized return on average assets and annualized return on average equity for the six months ended June 30, 2019 were 1.03% and 9.52%, respectively.

Net interest income was $10.1 million during the six months ended June 30, 2020 compared to $10.7 million during the comparable 2019 period. The decrease in net interest income was mainly attributable to the $1.2 million decline in loan interest and fee income, which was partially offset by a $0.6 million increase in interest income on investment securities over the same period. Average interest bearing deposits increased by $33.5 million, or 7.7%, while average non-interest bearing deposits increased by $23.2 million, or 18.7%, fueled by government stimulus programs and decreased consumer spending. Further, funding was obtained through the issuance of new debt, with average indebtedness during the six month period increasing by $11.2 million. The increased funding was invested in the securities portfolio. Average earning assets increased by $62.0 million, or 10.7%, during the six months ended June 30, 2020 over the comparable 2019 period. While PPP loan origination activity was significant in the second quarter and other new loan production exceeded prior year’s demand, average loan balances were $13.0 million less through the six months ended June 30, 2020 than in the same time period in 2019 due to loan prepayments. Over the first six months of 2020, the yield on earning assets decreased 65 basis points to 3.81% over the comparable 2019 period, while the cost of interest bearing liabilities decreased 13 basis points to 0.90%. The yields on earning assets and cost of funds were affected by the 225 basis point decline in the prime rate and the federal funds target range between the 2020 and 2019 periods.

The provision for loan losses increased $1.0 million in the first six months of 2020 in comparison to the first six months of 2019. Due to the change in the economic environment resulting from the COVID-19 pandemic, Juniata increased the qualitative risk factors for all loan segments in the loan portfolio in its allowance for loan loss analysis in 2020. Additionally, a credit of $444,000 was recorded to the loan loss provision during the six months ended June 30, 2019 primarily due to net recoveries of $425,000 during the period.

Non-interest income was $2.6 million during the six months ended June 30, 2020 in comparison to $2.3 million during the six months ended June 30, 2019. Most significantly impacting the comparative six month periods was a $0.6 million increase on the gains on the sales and calls of securities in 2020 over the comparable 2019 period due to the execution of a balance sheet strategy producing securities gains of $0.5 million, offsetting the $0.5 million prepayment penalty on the extinguishment of long-term debt recorded in other non-interest expense. The fair value of equity securities declined during the first six months of 2020 by $154,000 compared to a $15,000 increase in the comparable 2019 period. Further, customer service fees, primarily NSF fees, were $160,000 less in the 2020 period compared to the same period in the prior year, reflecting decreased spending during the pandemic.

Non-interest expense was $9.6 million during the six months ended June 30, 2020 compared to $10.1 million during the six months ended June 30, 2019. Non-interest expense declined in the first six months of 2020 compared to the same period in 2019 primarily due to Juniata’s $0.7 million decline in employee compensation and benefits due to furloughed staff necessitated by Pennsylvania’s mandated COVID-19 shutdown, as well as lower medical claims expense. In addition, $0.3 million in pension termination expenses were recorded in 2019, while no pension-related expenses were recorded in 2020. Also contributing to the decline in non-interest expense were lower occupancy and professional fees. Partially offsetting these declines was a $0.4 million increase in other non-interest expense due to the previously mentioned $0.5 million prepayment penalty on long-term debt extinguishment, which was partially offset by decreases in other pension-related expenses.

The income tax provision decreased by $0.2 million during the six months ended June 30, 2020 compared to the same period in 2019 primarily due to lower taxable income in the 2020 period. Additionally, Juniata was able to take advantage of a provision in the CARES Act allowing carryback of net operating losses from a previous acquisition.

Quarter-to-Date Financial Results

Annualized return on average assets for the three months ended June 30, 2020 was 0.88%, compared to 1.16% for the three months ended June 30, 2019. Annualized return on average equity for the three months ended June 30, 2020 was 8.40%, compared to 10.63% for the three months ended June 30, 2019.

Net interest income was $5.1 million for the second quarter of 2020 compared to $5.6 million for the second quarter of 2019. Average earning assets increased 15.4%, to $673.3 million, with average investment securities increasing by $85.5 million in the second quarter of 2020 compared to the comparable 2019 period. The yield on earning assets declined 98 basis points, to 3.62%, during the three months ended June 30, 2020 compared to the same period in 2019, while the cost to fund interest bearing assets with interest bearing liabilities over the same period decreased by 27 basis points, to 0.80%. The yield on earning assets and cost of funds were affected by reductions in the Prime rate and the federal funds target range between the second quarter of 2019 and the second quarter of 2020. Net interest margin, on a fully tax equivalent basis, decreased from 3.87% during the three months ended June 30, 2019 to 3.08% during the three months ended June 30, 2020.

The provision for loan losses increased $0.7 million in the second quarter of 2020 in comparison to the second quarter of 2019. Due to the continued uncertainty in the economic environment resulting from the COVID-19 pandemic, Juniata maintained the increased qualitative risk factors from the first quarter of 2020 for all loan segments in the loan portfolio in its allowance for loan loss analysis in the second quarter of 2020, including an additional qualitative factor for the $90.2 million in COVID-19 deferral loans.

Non-interest income in the second quarter of 2020 was $1.6 million compared to $1.2 million in the second quarter of 2019, an increase of 28.3%. Most significantly impacting non-interest income in the comparative three month periods was a $0.6 million increase on the gains on the sales and calls of securities in 2020 over the comparable 2019 period as described above. Partially offsetting this increase was a $0.2 million decrease in customer service fees, predominantly in overdraft fees, in the second quarter of 2020 compared to the second quarter of 2019, as consumer spending lessened.

Non-interest expense was $4.8 million for the three months ended June 30, 2020 compared to $5.3 million for the three months ended June 30, 2019, a decline of 9.0%. Most significantly impacting non-interest expense in the comparative three month periods was a $0.7 million decline in employee compensation and benefits due to furloughed staff resulting from the COVID-19 pandemic, lower medical claims expense, and the elimination of pension-related expenses recorded in 2020 compared to 2019. Also contributing to the decline in non-interest expense were lower occupancy and professional fees. Partially offsetting these declines was an increase of $0.5 million in other non-interest expense resulting from the $0.5 million prepayment penalty on long-term debt.

An income tax provision of $0.6 million was recorded in the second quarter of 2020, compared to an income tax provision of $0.9 million recorded in the second quarter of 2019, mainly due to less taxable income recorded during the 2020 period.

Financial Condition

Total assets at June 30, 2020 were $768.7 million, an increase of $98.0 million compared to total assets of $670.6 million at December 31, 2019. Comparing asset balances at June 30, 2020 and December 31, 2019, debt securities available for sale and loans increased by $75.2 million and $20.0 million, respectively. Over the same period, deposits increased by $62.9 million, with growth in both non-interest bearing and interest bearing deposits. Short-term debt increased by $11.0 million at June 30, 2020 compared to year-end 2019, while long-term debt declined by $10.0 million compared to the same period. Additionally, advances from the Federal Reserve Bank increased $31.3 million as of June 30, 2020 compared to December 31, 2019 due to Juniata’s participation in the Paycheck Protection Plan Liquidity Facility (“PPPLF”). Shareholders’ equity increased by $3.2 million primarily due to an increase in unrealized gains on debt securities at June 30, 2020 compared to December 31, 2019.

Subsequent Event

On July 21, 2020, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on August 17, 2020, payable on September 1, 2020.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission. In addition, the COVID-19 pandemic is having an adverse impact on Juniata, its customers and the communities it serves and may adversely affect Juniata’s business, results of operations and financial condition for an indefinite period of time. The Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 addressed risks and uncertainties associated with the COVID-19 pandemic and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 will update this disclosure.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2020	December 31, 2019
ASSETS
Cash and due from banks	$12,259	$12,658
Interest bearing deposits with banks	3,935	82
Cash and cash equivalents	16,194	12,740

Interest bearing time deposits with banks	1,470	2,210
Equity securities	990	1,144
Debt securities available for sale	285,878	210,686
Restricted investment in bank stock	3,487	3,442
Total loans	420,596	400,590
Less: Allowance for loan losses	(3,558)	(2,961)
Total loans, net of allowance for loan losses	417,038	397,629
Premises and equipment, net	9,039	9,243
Bank owned life insurance and annuities	16,411	16,266
Investment in low income housing partnerships	3,504	3,904
Core deposit and other intangible assets	280	318
Goodwill	9,047	9,047
Mortgage servicing rights	172	180
Accrued interest receivable and other assets	5,148	3,823
Total assets	$768,658	$670,632
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$160,682	$134,703
Interest bearing	434,153	397,234
Total deposits	594,835	531,937

Short-term borrowings and repurchase agreements	24,107	13,129
Federal Reserve Bank advances	31,298	—
Long-term debt	35,000	45,000
Other interest bearing liabilities	1,590	1,603
Accrued interest payable and other liabilities	4,926	5,256
Total liabilities	691,756	596,925
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,151,279 shares at June 30, 2020; 5,141,749 shares at December 31, 2019 Outstanding - 5,086,718 shares at June 30, 2020; 5,099,729 shares at December 31, 2019	5,151	5,142
Surplus	24,946	24,898
Retained earnings	44,355	43,954
Accumulated other comprehensive income	3,556	516
Cost of common stock in Treasury: 64,561 shares at June 30, 2020; 42,020 shares at December 31, 2019	(1,106)	(803)
Total stockholders' equity	76,902	73,707
Total liabilities and stockholders' equity	$768,658	$670,632

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Loans, including fees	$4,781	$5,611	$9,659	$10,866
Taxable securities	1,257	940	2,430	1,789
Tax-exempt securities	40	32	63	93
Other interest income	10	129	65	182
Total interest income	6,088	6,712	12,217	12,930
Interest expense:
Deposits	730	973	1,560	1,836
Short-term borrowings and repurchase agreements	—	11	8	35
FRB advances	7	—	7	—
Long-term debt	230	165	513	326
Other interest bearing liabilities	3	11	10	22
Total interest expense	970	1,160	2,098	2,219
Net interest income	5,118	5,552	10,119	10,711
Provision for loan losses	196	(459)	552	(444)
Net interest income after provision for loan losses	4,922	6,011	9,567	11,155
Non-interest income:
Customer service fees	276	429	691	851
Debit card fee income	372	364	696	672
Earnings on bank-owned life insurance and annuities	63	71	127	140
Trust fees	91	91	204	190
Commissions from sales of non-deposit products	73	95	147	166
Fees derived from loan activity	23	64	90	134
Mortgage banking income	14	19	30	36
Gain (loss) on sales and calls of securities	551	—	562	(56)
Change in value of equity securities	18	6	(154)	15
Other non-interest income	76	75	158	160
Total non-interest income	1,557	1,214	2,551	2,308
Non-interest expense:
Employee compensation expense	1,803	2,068	3,806	4,036
Employee benefits	394	857	1,122	1,598
Occupancy	271	321	585	670
Equipment	231	218	465	432
Data processing expense	563	528	1,064	989
Director compensation	57	54	114	105
Professional fees	191	365	364	562
Taxes, other than income	124	144	262	278
FDIC Insurance premiums	39	51	79	107
Amortization of intangible assets	19	22	38	44
Amortization of investment in low-income housing partnerships	200	200	400	400
Other non-interest expense	925	452	1,278	894
Total non-interest expense	4,817	5,294	9,577	10,129
Income before income taxes	1,662	1,931	2,541	3,334
Income tax provision (benefit)	57	86	(102)	76
Net income	$1,605	$1,845	$2,643	$3,258
Earnings per share
Basic	$0.31	$0.36	$0.52	$0.64
Diluted	$0.31	$0.36	$0.52	$0.64

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206